UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 28, 2013

BLUELINX HOLDINGS INC.
(Exact name of registrant specified in its charter)

Delaware	001-32383	77-0627356
(State or other	(Commission	(I.R.S. Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

4300 Wildwood Parkway, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (770) 953-7000

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

On June 28, 2013, BlueLinx Corporation (the “Operating Company”), a wholly-owned subsidiary of BlueLinx Holdings Inc. (“BlueLinx”), entered into a joinder agreement (the “Joinder Agreement”) with PNC Bank, National Association (“PNC”) and reached an agreement (the “Sixth Amendment”) with Wells Fargo Bank, National Association, successor by merger to Wachovia Bank, National Association (“Wells Fargo”) and the other signatories thereto to amend the terms of its existing Amended and Restated Loan and Security Agreement, dated August 4, 2006, as amended (the “Credit Agreement”). Pursuant to the Joinder Agreement, PNC will become a lender under the Credit Agreement and will provide a loan commitment in the amount of $25 million.  The Sixth Amendment modifies the Credit Agreement as follows:

(a)	increases the maximum availability from $422.5 million to $447.5 million;
(b)
revises the excess liquidity we are required to maintain in order to avoid being required to meet certain financial ratios and triggering additional limits on capital expenditures under the Credit Agreement to the greater of (i) $31,775,148 or (ii) the amount equal to 12.5% of the lesser of (A) our borrowing base or (B) $447.5 million; and

(c)
the remainder of the amount available under the uncommitted accordion credit facility decreases by the amount of the $25 million commitment to $75 million, which would permit the Operating Company to increase the maximum borrowing capacity up to $522.5 million.

Except as described above, all other material terms of the Credit Agreement remain substantially the same.  The foregoing descriptions of the Joinder Agreement and Sixth Amendment are qualified in their entirety by reference to the Joinder Agreement and Sixth Amendment, which are attached hereto as Exhibits 10.1 and 10.2 and are incorporated herein by reference.

Item 9.01               Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1
The Sixth Amendment, dated June 28, 2013, to the Amended and Restated Loan and Security Agreement, dated August 4, 2006, as amended, by and between the Operating Company, Wells Fargo and the other signatories listed therein.

10.2	Lender Joinder Agreement, dated as of June 28, 2013, by and between PNC Bank, National Association and the Operating Company.
99.1	Press release, dated June 28, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUELINX HOLDINGS INC.

By:	/s/ Sara E. Epstein
Sara E. Epstein

Vice President, General Counsel and Secretary

Dated:  June 28, 2013